Exhibit 10.1

Execution Version

AGREEMENT

This Agreement, dated as of December 14, 2022 (this “Agreement”), is by and among the persons and entities listed on Schedule A (collectively, the “LifeSci Group”, and each individually a “member” of the LifeSci Group) and Diffusion Pharmaceuticals Inc. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Withdrawal of LifeSci Proxy Contest.

(a)

The LifeSci Group hereby irrevocably withdraws the notices (collectively, the “Notice”) submitted to the Company on November 7, 2022 and November 18, 2022 in which it nominated Jill Davidson, Tenzin Khangsar, Jeffrey Kimbell, Jessica M. Lockett, Jeffrey Max and John Ziegler (the “LifeSci Nominees”) as nominees for election at the annual meeting of Company stockholders scheduled to be held on December 30, 2022 (such meeting, as the same may be adjourned, postponed, recessed or otherwise delayed, the “2022 Annual Meeting”), and further covenants and agrees not to nominate, permit any LifeSci Nominee, any member of the LifeSci Group or any LifeSci Affiliate (as defined below) to nominate or otherwise encourage or facilitate the nomination of, the LifeSci Nominees or any other person at the 2022 Annual Meeting. The LifeSci Group acknowledges and agrees that the Board of Directors of the Company (the “Board”) shall be permitted to withdraw its nomination of the LifeSci Nominees for election at the 2022 Annual Meeting for purposes of a “Change in Control” under the Company’s employment agreements and 2015 Equity Plan, as described in the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2022.

(b)

The LifeSci Group hereby irrevocably withdraws its demand pursuant to Section 220 of the Delaware General Corporation Law dated November 8, 2022 and shall promptly (and in any event within ten (10) business days after the date of this Agreement) return or certify that it has destroyed all materials and duplicates thereof that have been delivered by or on behalf of the Company to members of the LifeSci Group (or any of their respective advisors) under the confidentiality and non-disclosure agreement with the Company dated November 23, 2022 in response to the demand.

(c)

At the 2022 Annual Meeting, each member of the LifeSci Group shall (1) cause, in the case of all Voting Securities owned of record, and (2) instruct and cause, in the case of all shares of Voting Securities beneficially owned but not owned of record, directly or indirectly, by it, or by any LifeSci Affiliate (as defined below), in each case as of the record date of the applicable annual meeting or as to which the member of the LifeSci Group otherwise has the power to vote or direct the vote, in each case that are entitled to vote at such annual meeting, to be present for quorum purposes and to be voted at the 2022 Annual Meeting (A) for each director nominated by the Board for election at the 2022 Annual Meeting in its definitive proxy statement filed with the SEC (as defined below) on December 6, 2022, as the same may be amended or supplemented from time to time, (B) in favor of the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022, and (C) for the approval, on an advisory basis, of the compensation of the Company’s named executive officers during the year ended December 31, 2021 (collectively, the “2022 Stockholder Proposals”). Except as provided in the foregoing sentence, the LifeSci Group shall not be restricted from voting “For”, “Against” or “Abstaining” from any other proposals at the 2022 Annual Meeting, if any.

(d)

The LifeSci Group shall immediately publicly announce this Agreement and its agreement to vote in favor of the 2022 Stockholder Proposals in the Joint Press Release (as defined below) in accordance with Section 5 of this Agreement. The LifeSci Group further agrees that it shall not take any further action to encourage or solicit any Company stockholders to vote in opposition to the 2022 Stockholder Proposals.

(e)

As used in this Agreement, (i) the term “Voting Securities” shall mean the Common Shares that such person has the right to vote or has the right to direct the vote, (ii) the term “Common Shares” shall mean shares of common stock, par value $0.001 per share, of the Company, (iii) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iv) the term “LifeSci Affiliate” shall mean such Affiliates that are controlled by any member of the LifeSci Group.

2.

Expense Reimbursement. Within five (5) business days of receipt by the Company of reasonably satisfactory documentation thereof, pursuant to wire instructions provided to the Company with such documentation, the Company shall reimburse the LifeSci Group for their actual reasonable out-of-pocket expenses incurred (including those of its service providers) in connection with, and related to, the Notice (including SEC filings and communications with Company stockholders prior thereto) and the negotiation and consummation of this Agreement in an aggregate amount not to exceed $50,000. Except as otherwise expressly provided in this Agreement, all attorneys’ fees, costs and expenses incurred by any party hereto shall be borne by such party.

3.	Board Representation and Board Matters.

(a)	The Company and the LifeSci Group further agree as follows:

(i)

As long as the LifeSci Group has not breached this Agreement and the Company has not consummated an Extraordinary Transaction by July 1, 2023, the Company agrees to (i) take or have taken all necessary action to increase the size of the Board by one (1) seat and (ii) to appoint one (1) of the LifeSci Nominees to fill the resulting vacancy, effective immediately, with a term expiring at the 2023 annual meeting of stockholders of the Company (the “LifeSci Designee”). The selection of the LifeSci Nominee to be appointed to the Board as the LifeSci Designee shall be in the sole discretion of the Company and/or the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), provided that (1) such person qualifies as independent, as determined by the Nominating Committee, under the Board’s independence guidelines, the independence requirements of the Nasdaq Stock Market (the “Nasdaq Rules”), and the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K under the Exchange Act, (2) such person shall not be an employee or partner of any member of the LifeSci Group, (3) such person delivers a fully completed copy of the Nomination Documents and confirms his or her willingness to serve as a director and (4) such person delivers an irrevocable resignation in the form attached to this Agreement as Exhibit A (the “Irrevocable Resignation”) (clauses (1)-(4), the “Director Criteria”). If a LifeSci Nominee is unwilling or unable to serve as the LifeSci Designee for any reason, the Board shall continue to follow the procedures of this Section 3(a)(i) for each other LifeSci Nominee until a LifeSci Designee is appointed to the Board or all LifeSci Nominees are unwilling or unable to serve. The “Nomination Documents” with respect to a LifeSci Nominee shall mean such information and materials concerning such LifeSci Nominee that the Company routinely receives from other members of the Board or as is required to be disclosed in proxy statements under applicable law or as is otherwise reasonably requested by the Company from time to time from all members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements, including, but not limited to, a completed D&O Questionnaire in the form separately provided by the Company to the LifeSci Group.

(b)

Any provision in this Agreement to the contrary notwithstanding, if at any time after the date of this Agreement, the LifeSci Group, together with any LifeSci Affiliates (as defined below), ceases collectively to beneficially own (for all purposes in this Agreement, the terms “beneficially own” and “beneficial ownership” shall have the meaning ascribed to such terms as defined in Rule 13d-3 (as in effect from time to time) promulgated by the SEC under the Exchange Act), an aggregate Net Long Position in at least 96,976 of the total outstanding Common Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar type events), (1) the Company’s obligations under this Section 3 shall immediately and automatically terminate, (2) the LifeSci Group shall cause the LifeSci Designee to resign as a member of the Board in accordance with the Irrevocable Resignation, and (3) the LifeSci Group shall not have the right to replace the LifeSci Designee.

The LifeSci Group, upon request, shall keep the Company regularly apprised of the Net Long Position of the LifeSci Group and the LifeSci Affiliates to the extent that such position differs from the ownership positions publicly reported on Amendment No. 2 to the LifeSci Group’s Preliminary Proxy Statement with respect to the 2022 Annual Meeting filed with the SEC on December 6, 2022.

For purposes of this Agreement, (x) the term “Net Long Position” shall mean such Common Shares beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; (y) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature and (z) the term “Extraordinary Transaction” means, collectively, any of the following involving the Company or any of its subsidiaries or its or their securities or all or substantially all of the assets or businesses of the Company and its subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, or liquidation or dissolution.

4.	LifeSci Group Restrictions.

(a)

From and after the date hereof until the earlier of (A) the consummation date of an Extraordinary Transaction or (B) December 31, 2024 (the “Standstill Period”), no member of the LifeSci Group shall, directly or indirectly, and each member of the LifeSci Group shall cause each of the LifeSci Affiliates and Associates not to, directly or indirectly:

(i)

(A) acquire, offer or propose to acquire (or agree or seek to acquire) any Voting Securities (or beneficial ownership thereof), or rights or options to acquire (whether through swap or hedging transactions or otherwise) any Voting Securities (or beneficial ownership thereof) of the Company if after any such case, immediately after the taking of such action the LifeSci Group, together with its respective LifeSci Affiliates and Associates, would own or control, or otherwise beneficially own, in the aggregate more than 4.9% of the then outstanding Common Shares or (B) sell Common Shares, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any third person that, to the LifeSci Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC) would result in such third person (together with such third person’s Affiliates and Associates), owning, controlling or otherwise acquiring beneficial ownership of in the aggregate more than 4.9% of the then outstanding Common Shares (or would increase the beneficial ownership of any third person who, together with such third person’s Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the then outstanding Common Shares); provided that, for purposes of this Section 4(a)(i), no Person shall be, or be deemed to be, the “beneficial owner” of, or to “beneficially own,” or to otherwise own or control, any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company;

(ii)

form or join in a partnership, limited partnership, syndicate or a “group” as defined under Section 13(d) of the Exchange Act, with any persons who are not members of the LifeSci Group or LifeSci Affiliates with respect to the securities of the Company;

(iii)

present (or request to present) at any annual meeting or any special meeting of the Company’s stockholders, any proposal for consideration for action by shareholders or engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including any solicitation of consents that seeks to call a special meeting of stockholders) or, except as provided in this Agreement, otherwise publicly propose (or publicly request to propose) any nominee for election to the Board or seek representation on the Board or the removal of any member of the Board;

(iv)

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case, except as provided in Section 1(c);

(v)

call or seek to call any special meeting of Company stockholders or action by written consent resolutions or make any request under Section 220 of the Delaware General Corporation Law or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries;

(vi)

institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries; provided, however, that for the avoidance of doubt, the foregoing clause shall not prevent any of the members of the LifeSci Group from (i) bringing litigation against the Company to enforce any provision of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its subsidiaries against any of the members of the LifeSci Group in connection with this Agreement, or (iii) responding to or complying with validly issued legal process;

(vii)

separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions), any Extraordinary Transaction; provided that the members of the LifeSci Group and LifeSci Affiliates and Associates shall be permitted to sell or tender their Common Shares, and otherwise receive consideration, pursuant to any Extraordinary Transaction; and provided further that (A) if a third party (other than the LifeSci Group or an LifeSci Affiliate or Associate) commences a tender offer or exchange offer for all of the outstanding Common Shares that is not rejected by the Board in its Recommendation Statement on Schedule 14D-9, then the LifeSci Group shall similarly be permitted to make an offer for the Company or commence a tender offer or exchange offer for all of the outstanding Common Shares at a higher consideration per share, provided that the foregoing (x) will not relieve the LifeSci Group of its obligations under the terms of any confidentiality agreement with the Company and (y) will not be deemed to require the Company to make any public disclosures and (B) the Company may waive the restrictions in this Section 4(a)(vii) with the approval of the Board;

(viii)

seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as expressly provided in this Agreement, seek, encourage or take any other action with respect to the election or removal of any directors;

(ix)	make any public communication in opposition to (A) any Extraordinary Transaction or (B) any financing transaction, in each case involving the Company or any of its subsidiaries;

(x)

seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual meeting or special meeting of stockholders of the Company, except in accordance with Section 1(c);

(xi)

make any request or submit any proposal to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xii)

make any public proposal or request with respect to (A) controlling, changing or influencing the Board or management of the Company, including plans or proposals relating to any change in the number or term of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate or governance structure or (D) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, operations, business, corporate strategy, corporate structure, capital structure or allocation, share repurchase or dividend policies or other policy (it being understood that this clause (xii) shall not restrict private discussions with the Board regarding such matters that would not require the Company or any member of the LifeSci Group to make any public disclosure);

(xiii)	publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 4;

(xiv)	encourage or support any other person to take any of the actions described in this Section 4 that the LifeSci Group is restricted from doing; or

(xv)	take any action challenging the validity or enforceability of this Section 4 unless the Company is challenging the validity or enforceability of this Section 4.

(b)

Subject to applicable law, from the date of this Agreement until the end of the Standstill Period, (i) neither a member of the LifeSci Group nor any of the LifeSci Affiliates or Associates (including such persons’ officers, directors and persons holding substantially similar positions however titled) (collectively, the “LifeSci Parties”) shall (and the LifeSci Group shall cause such persons not to) make, or cause to be made, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing, any public statement or announcement that criticizes, disparages, calls into disrepute, or otherwise defames or slanders the Company, its subsidiaries or any of their respective current or former officers or directors (including, in each case, in respect of any Extraordinary Transaction) and (ii) neither the Company nor any of its controlled Affiliates (including such persons’ officers, directors and persons holding substantially similar positions however titled) (collectively, the “Company Parties”) shall (and the Company shall cause such persons not to) make, or cause to be made, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing, any statement or announcement that criticizes, disparages, calls into disrepute, or otherwise defames or slanders any member of the LifeSci Group, LifeSci Nominees or LifeSci Affiliates or any of their respective current or former officers or directors. Notwithstanding the foregoing, nothing in this Section 4(b) shall be deemed to prevent either any of the LifeSci Parties or Company Parties from complying with his, her or its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(c)

The LifeSci Group shall not, and shall cause the LifeSci Affiliates and Associates not to, enter into any agreement with, or compensate, the LifeSci Designee with respect to his or her role or service (including voting) as a director of the Company.

(d)

For purposes of this Agreement, the term “Associate” shall mean (i) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (ii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of such person or of any of its parents or subsidiaries

5.

Public Announcements. Unless otherwise agreed, no earlier than 6:30 a.m., Eastern time, on the first trading day after the date of this Agreement, the Company shall announce the execution of this Agreement by means of a press release in the form attached to this Agreement as Exhibit B (the “Joint Press Release”). The LifeSci Group will not issue a separate press release. The LifeSci Group shall have an opportunity to review and comment in advance of the filing of the Current Report on Form 8-K to be made by the Company with respect to this Agreement and the Company shall consider in good faith any comments of the LifeSci Group.

6.

Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.

Representations and Warranties of LifeSci Group. Each member of the LifeSci Group jointly represents and warrants that, as of the date of this Agreement, (a) the LifeSci Group collectively beneficially own, an aggregate of 96,976 Common Shares, (b) except as set forth in the preceding clause (a), no member of the LifeSci Group, individually or in the aggregate with any LifeSci Affiliate or Associate, has any other beneficial ownership of, or economic exposure to, any Common Shares, nor does it currently have or have any right to acquire any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (c) no member of the LifeSci Group has any knowledge of any other stockholder of the Company that intends to submit a notice to the Company to nominate directors at or bring other business before the 2022 Annual Meeting, and (d) each LifeSci Nominee has acknowledged and agreed to the withdrawal of his or her nomination for election as a director of the Company at the 2022 Annual Meeting. The LifeSci Group acknowledges and agrees that no LifeSci Designee shall be permitted to share the Company’s confidential information with any member of the LifeSci Group (or any LifeSci Affiliates or Associates) without the Board’s prior written consent.

8.

Miscellaneous. This Agreement shall thereafter terminate and be of no further force or effect upon the termination of the Standstill Period, provided, that no party hereto is released from any breach of this Agreement that occurred before its termination. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in Court of Chancery of the State of Delaware located in the County of New Castle and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal or state court located in New Castle County, Delaware (the “Chosen Courts”). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts, and each of the parties irrevocably waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (v) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9.

No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended, waived or otherwise modified only by an agreement in writing executed by the parties hereto.

11.

Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below (provided no “bounce back” or similar message of non-delivery is received with respect thereto; provided further that notice given by email shall not be effective until either (i) the receiving party’s receipt of a duplicate copy of such email notice by one of the other methods described in this Section 11 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 11), (b) delivered by hand to the address specified in this Section 11, when actually received by hand providing proof of delivery, or (c) on the next business day if transmitted by national overnight courier (with confirmation of delivery) to the address specified in this Section 11:

(a) if to the Company:

Diffusion Pharmaceuticals Inc. 300 East Main Street, Suite 201 Charlottesville, Virginia 22902
Attention:	William Elder, General Counsel and Corporate Secretary
Email:	welder@diffusionpharma.com

with a copy to (which shall not constitute notice):

Dechert LLP 1095 Avenue of the Americas New York, New York 10036
Attention:	David S. Rosenthal
Email:	david.rosenthal@dechert.com

(b) if to the LifeSci Group:

LifeSci Special Opportunities Master Fund Ltd. c/o LifeSci Management Company LLC 250 West 55th Street New York, NY 10019
Attention:	David Dobkin
Email:	ddobkin@lifesciopportunityfund.com

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019
Attention:	Andrew M. Freedman
Email:	AFreedman@olshanlaw.com

12.

Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.	Counterparts. This Agreement may be executed (including by PDF) in two or more counterparts which together shall constitute a single agreement.

14.

Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on and enforceable by successors of the parties hereto.

15.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

16.

Fees and Expenses. Except as expressly provided in Section 2 of this Agreement, neither the Company, on the one hand, nor the LifeSci Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

17.

Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless context otherwise requires, references herein to Exhibits, Sections or Schedules mean the Exhibits, Sections or Schedules attached to this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances. In all instances, the term “or” shall not be deemed to be exclusive.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

DIFFUSION PHARMACEUTICALS INC.

By:	/s/ William Elder
Name:	William Elder
Title:	General Counsel & Corporate Secretary

[Signature Page to Agreement between Diffusion Pharmaceuticals Inc. and the LifeSci Group]

LIFESCI GROUP

LifeSci Special Opportunities Master Fund Ltd.

By:	LifeSci Special Opportunities Partners GP, LLC, its general partner

By:	/s/ David Dobkin
Name:	David Dobkin
Title:	Managing Member

LifeSci Special Opportunities Partners LP

By:	LifeSci Special Opportunities Partners GP, LLC, its general partner

By:	/s/ David Dobkin
Name:	David Dobkin
Title:	Managing Member

LifeSci Special Opportunities Offshore Fund, Ltd.

By:	/s/ David Dobkin
Name:	David Dobkin
Title:	Authorized Signatory

LifeSci Special Opportunities Partners GP, LLC

By:
Name:	David Dobkin
Title:	Managing Member

LifeSci Management Company LLC

By:	/s/ David Dobkin
Name:	David Dobkin
Title:	Managing Member

[Signature Page to Agreement between Diffusion Pharmaceuticals Inc. and the LifeSci Group]

Pirate Cove Capital Ltd.

By:	/s/ David Dobkin
Name:	David Dobkin
Title:	Authorized Signatory

/s/ David Dobkin
David Dobkin

[Signature Page to Agreement between Diffusion Pharmaceuticals Inc. and the LifeSci Group]

SCHEDULE A

LifeSci Special Opportunities Master Fund Ltd.

LifeSci Special Opportunities Partners LP

LifeSci Special Opportunities Offshore Fund, Ltd.

LifeSci Special Opportunities Partners GP, LLC

LifeSci Management Company LLC

Pirate Cove Capital Ltd.

David Dobkin

EXHIBIT A

[FORM OF RESIGNATION]

[●]

Board of Directors

Diffusion Pharmaceuticals Inc.

300 East Main Street, Suite 201

Charlottesville, Virginia 22902

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Agreement, dated as of December 14, 2022 (the “Agreement”) among Diffusion Pharmaceuticals Inc. and the LifeSci Group. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Pursuant to Section 3 of the Agreement, effective only upon, and subject to, such time as the LifeSci Group (together with the LifeSci Affiliates) ceases collectively to beneficially own (as defined in Rule 13d-3 (as in effect from time to time) promulgated by the SEC under the Exchange Act) an aggregate Net Long Position in at least 96,976 Common Shares, I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name:

A-1

EXHIBIT B

[PRESS RELEASE]

[Attached.]